Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES FOURTH QUARTER 2007 FINANCIAL RESULTS

OMAHA, NE – February 13, 2008 – Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) today announced its financial results for the fourth quarter of fiscal year 2007. The fourth quarter, ending on November 30, 2007, was Green Plains’ first quarter of operations at its Shenandoah, Iowa, ethanol plant.  The Company reported a consolidated quarterly net loss of $1.8 million, or a net loss of $0.29 per share.  Additional financial and operating information is contained in Green Plains’ Form 10-K filed with the Securities and Exchange Commission today.

“The fourth quarter was Green Plains’ first full quarter of ethanol production. While Green Plains is still absorbing significant start-up and construction costs, we have quickly evolved from a development stage enterprise into a fully-operational company,” said Wayne B. Hoovestol, Chief Executive Officer. “Once construction of our second ethanol plant is finished and the Great Lakes merger closes, our revenues are expected to grow to significantly greater levels.”

Recent Business Highlights

“The start-up of ethanol production at our Shenandoah plant represented a significant milestone in our brief history,” said Hoovestol. “That stands out among many recent important achievements.  We continue to make significant progress in completion of construction of our second ethanol plant at Superior, Iowa, and we are preparing to close our pending merger with Great Lakes Cooperative.”

Green Plains’ significant recent accomplishments include:

•

In late August, Green Plains’ first ethanol plant in Shenandoah, Iowa, commenced operations. Initial production started in the final days of the third quarter with the plant reaching name-plate production levels within two weeks.

•

In September, Green Plains acquired Essex Elevator, Inc. With grain storage capacity of 2.8 million bushels, located within six miles of the Shenandoah plant, the elevator has been instrumental in corn procurement for ethanol production.

•

In November, Green Plains completed a private placement of 1.2 million shares of common stock to nine accredited investors at a price of $8.10 per share, resulting in net proceeds of approximately $9.7 million. The proceeds are being used for working capital and other general corporate purposes.

•

On February 4, 2008, the members of Great Lakes Cooperative approved the proposed merger with Green Plains.  Great Lakes is a full-service agricultural cooperative with seven sites and facilities located in close proximity to Green Plains’ ethanol plant in Superior, Iowa. The merger is expected to close in March, at which time Great Lakes will become a wholly-owned subsidiary of Green Plains.

•

Construction of the Superior ethanol plant is nearing completion, with staffing and training activities currently underway.  The plant is expected to begin operations in the spring of 2008.

“The acquisition of Essex Elevator in the fourth quarter was the first step in Green Plains’ vertical integration strategy,” continued Hoovestol.  “The merger with Great Lakes represents a significant further commitment to that strategy.  In a commodity-driven business, this strategy gives Green Plains an advantage in increasing efficiency and managing commodity price and supply risk.”

Fourth Quarter 2007 Financial Results

	Three Months Ended November 30		Year Ended November 30
	2007	2006	2007	2006
Statement of Operations Data:
Revenues:
Ethanol	$18,088,695	$-	$18,088,695	$-
Distillers grains	4,262,349	-	4,271,652	-
Grain merchandising and storage	1,842,044	-	1,842,044	-
Total revenues	24,193,088	-	24,202,391	-
Cost of goods sold	23,022,203	-	23,042,844	-
Gross profit (loss)	1,170,885	-	1,159,547	-
Operating expenses	2,792,074	973,464	8,943,202	2,150,986
Operating income (loss)	(1,621,189)	(973,464)	(7,783,655)	(2,150,986)
Other income (expense)	(225,002)	2,139,209	350,694	3,395,106
Income (loss) before income taxes	(1,846,191)	1,165,745	(7,432,961)	1,244,120
Income tax provision (benefit)	-	326,000	(294,489)	326,000
Net income (loss)	$(1.846,191)	$839,745	$(7,138,472)	$918,120

Basic earnings per share	$(0.29)	$0.14	$(1.18)	$0.19
Diluted earnings per share	$(0.29)	$0.14	$(1.18)	$0.19

Operating and Other Data:
Ethanol sold (gallons)	11,046,000	-	11,046,000	-
Average net price of ethanol sold ($ per gallon)	$1.64	$-	$1.64	$-
Average corn cost ($ per bushel)	$3.56	$-	$3.56	$-
Average net price for distillers grains ($ per equivalent dried ton)	$122	$-	$122	$-

Green Plains’ fourth quarter total revenues were $24.2 million.  Total revenues include $18.1 million from the sale of our core product, ethanol, $4.3 million from the sale of distillers grains, a by-product of ethanol production, and $1.8 million in grain merchandising and storage fees.   During the fourth quarter, Green Plains sold 11,046,000 gallons of ethanol.   The Shenandoah plant operated at approximately 92% of name-plate capacity for the fourth quarter. The plant is generally expected to operate at or above name-plate capacity.

Cost of goods sold were $23.0 million of which approximately 69% was corn consumed in ethanol production.  Green Plains’ average cost of corn, net of hedging gains, was $3.56 per bushel.  At November 30, 2007, approximately 49% of Green Plains’ estimated 33.0 million bushels of corn usage for the next 12 months was subject to fixed-price contracts, at a weighted average price of approximately $3.75 per bushel.  This includes fixed-price future-delivery contracts for approximately 11.3 million bushels.

“Green Plains’ competitive strength is in controlling commodity risk,” stated Jerry L. Peters, Chief Financial Officer. “From inception, we recognized that an ethanol producer must have access to affordable corn.  The entire business model is designed to manage commodity price and supply risk.  In the fourth quarter, we aggressively hedged corn prices for the coming year through fixed-price contracts and derivative positions.”

After operating expenses and other expenses, Green Plains had a net loss of $1.8 million, or a net loss of $0.29 per share, for the fourth quarter.  The fourth quarter net loss included approximately $400,000 of operating expenses incurred by construction of the Superior plant.  For the fiscal year, Green Plains had a net loss of approximately $7.1 million, or a net loss of $1.18 per share.

“Green Plains closed the quarter with strong production data and feedstock figures that support our vertical integration strategy,” continued Hoovestol.  “Short-term losses are unavoidable in a start-up business.  However, we remain focused on building long-term shareholder value as the vertically-integrated low cost ethanol producer.”

At the close of the fourth quarter, Green Plains had approximately $11.9 million in cash and equivalents, total assets of approximately $180.2 million and total liabilities of approximately $88.2 million.

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production in spring 2008. Green Plains has entered into an agreement and plan of merger with Great Lakes Cooperative, with a closing that is subject to various conditions and contingencies.

About Great Lakes Cooperative

Great Lakes is a full service cooperative with approximately $146 million in 2007 revenues that specializes in grain, agronomy, feed and petroleum products in northwestern Iowa and southwestern Minnesota. Great Lakes has locations in Everly, Greenville, Gruver, Langdon, Milford, Spencer and Superior, Iowa.  Great Lakes’ voting members approved a resolution to merge with Green Plains on February 4, 2008.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com